Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-135110) of HRPT Properties Trust and in the related Prospectus of our report dated February 22, 2008 (except for Note 15, as to which the date is October 17, 2008), with respect to the consolidated financial statements and schedules of HRPT Properties Trust and our report dated February 22, 2008 with respect to the effectiveness of internal control over financial reporting of HRPT Properties Trust included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 17, 2008